Exhibit 10.4A

AMENDMENT NO. 1 TO PREMIER COMMUNITY BANK OF FLORIDA
2017 STOCK OPTION PLAN

THIS AMENDMENT NO. 1 TO THE PREMIER COMMUNITY BANK OF FLORIDA 2017 STOCK OPTION PLAN (the “Amendment”) is made effective as of March 20, 2018.

BACKGROUND

Premier Community Bank of Florida (the “Bank”) has a 2017 Stock Option Plan (the “Plan”). The Bank is entering into an Agreement and Plan of Merger (the “Merger Agreement”) with National Commerce Corporation and National Bank of Commerce (“NBC”) which, among other things, contemplates the merger of the Bank with and into NBC (the “Merger”). In accordance with the provisions of the Plan, the Board of Directors of the Bank desires to amend the Plan in certain respects in anticipation of the closing of the Merger. If for any reason the Merger Agreement is terminated without the Merger closing, then this Amendment shall have no force or effect.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.     Defined Terms. Capitalized terms used in this Amendment shall have the meanings given to such terms in the Plan, unless otherwise provided in this Amendment.

2.     Amendment. Subject to, and effective with, the closing of the Merger (the “Effective Time”), the Plan and each stock option agreement issued to a non-employee director (the “Director”) of the Bank pursuant to the Plan (“Option Agreement”), shall be amended to provide that each Option held by a Director at the Effective Time shall not automatically terminate as a result of the Director no longer serving as a director of the Bank but, rather, such Option shall continue in effect and may be exercised by the Director (or the Director’s estate, heirs or successors in interest) following the Effective Time for the remaining term of the Option and subject to adjustment as provided in the Merger Agreement. The intent of this Amendment is to amend the Plan and Option Agreement so that the Option does not automatically expire as a result of the Director’s termination of Service as a result of the closing of the Merger.

3.     Effect of Amendment. The foregoing Amendment shall only be effective as of the Effective Time. Accordingly, if the Merger Agreement is terminated without the Merger closing, then this Amendment shall have no force or effect. Except as expressly modified by this Amendment, the terms, covenants, and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Bank has caused this Amendment to be duly executed by its officer thereunto duly authorized, all as of the date first above written.

PREMIER COMMUNITY BANK OF FLORIDA

By:	/s/ James F. Kuhlman
President and Chief Executive Officer